Exhibit 10.10.2
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement between GLG Partners LP (“GLG”) and Emmanuel Roman (the “Employee”) is made on this 2nd day of November 2007 (this “Agreement”).
GLG and the Employee hereby agree to the employment of the Employee by GLG on the following terms and conditions:
1.	Employment Under this Agreement; Term.

1.1	The Employee’s employment under this Agreement will commence immediately following the closing of the acquisition of the GLG business by Freedom Acquisition Holdings, Inc. (the “Transaction”).

1.2	The initial term of the Employee’s employment under this Agreement shall continue until December 31, 2010, unless such employment is sooner terminated pursuant to the provisions of this Agreement (the “Initial Term”). Upon the expiration of the Initial Term and any one-year extension thereafter, the Initial Term or the extended term, as applicable, shall be automatically extended for one additional year unless either party hereto gives the other party at least twelve weeks of advance written notice that he or it does not want such extension to occur (a “Notice of Non-Extension”), in which case the Initial Term or the extended term, as applicable, will not be further extended. Notwithstanding any extensions beyond the Initial Term, the Employee’s employment may be sooner terminated pursuant to the provisions of this Agreement. Hereinafter, the period of the Employee’s employment under this Agreement, including beyond the Initial Term if applicable, will be referred to as the “Term.”

2.	Duties.

2.1	The Employee shall, during the Term, serve GLG to the best of his ability in the capacity of Co-Chief Executive Officer and Managing Director. The Employee’s duties shall include, but not be limited to, those typical of a chief executive officer and managing director of a financial services company, and such other duties as may be required by GLG from time to time consistent therewith, or where not, by agreement between the parties hereto.

2.2	The Employee shall:
(a)	at all times and in all respects conform to and comply with the lawful and reasonable directions of GLG, and, to the extent applicable to the Employee, conform to and comply with all rules or codes of conduct and statements of principle in force from time to time and/or required by any regulatory body in relation to the business of GLG or any associated entity (each, a “GLG Entity”)

or the status of the Employee (including in particular the Financial Services Authority (the “FSA”));

(b)	unless prevented by sickness or other incapacity, or otherwise as directed by GLG, devote the whole of his time, attention, and abilities during hours of work (which shall be normal business hours and such additional hours as may be necessary for the proper performance of his duties) to the business and affairs of the GLG Entities for which the Employee performs duties (including, without limitation, GLG Partners, Inc. and GLG Partners Services LP, by each of which the Employee continues to be employed under separate employment agreements);

(c)	work at GLG’s offices in London or such other place of business of GLG in the United Kingdom as GLG may reasonably require for the proper performance of the Employee’s duties; and

(d)	not, without the prior written consent of GLG, directly or indirectly carry on or be engaged, concerned, or interested in any other business, trade, or occupation that is in competition with the business of any GLG Entity otherwise than as a holder directly or through nominees of not more than three percent (3%) in the aggregate of any class of shares, debentures, or other securities in issue from time to time of any company that is quoted or dealt on any recognized investment exchange (as defined by Section 285 of the Financial Services and Markets Act 2000).
2.3	On occasion the Employee may exceed the 48-hour maximum weekly working time limit as stipulated by the Working Time Regulations 1998 (the “Regulations”). By executing this Agreement, the Employee consents to opt out of the maximum working time limit set out in the Regulations. The Employee may withdraw his consent by giving three months written notice to GLG. The Employee’s notice of withdrawal of consent and any subsequent reversal of this decision must be given to the Human Resources Manager.

3.	Salary.

3.1	During the Term, GLG will pay the Employee a salary at a rate not less than the gross amount of US$400,000 per annum (payable in equal monthly installment in UK Sterling using the then-current conversion rate at determined by GLG in good faith), from which tax and other withholdings (such as National Insurance) will be deducted. GLG may, but is not required to, increase the Employee’s salary from time to time, provided that no such increase will occur before 1 January 2009.

4.	Discretionary Bonus; Equity Awards.

4.1	The Employee will, during the Term, be eligible for a discretionary bonus, payable, if at all, by GLG on an annual basis, from which tax and other withholdings (such as

National Insurance) will be deducted, provided that no such bonus will be payable for 2007. Bonuses are based on numerous factors, including the performance of the GLG Entities and the Employee’s individual contribution, and are not guaranteed. In order to be eligible to receive a bonus, the Employee must be employed by GLG and not serving out any period of notice (such as the notice period given prior to termination) on the date that bonus awards are paid.

4.2	The Employee will be eligible to participate in GLG Partners, Inc.’s long-term incentive plan (or any successor plan thereto) and may receive such other equity incentive awards as the board of directors of GLG Partners, Inc., or its designee, may determine in its sole discretion from time to time; provided that no awards will be granted to the Employee for 2007. Such awards may be conditioned upon the achievement of performance goals, and may include, without limitation, grants of stock options, stock appreciation rights, restricted stock, and/or restricted stock units. Notwithstanding anything to the contrary herein, upon a termination of the Employee’s employment by GLG other than “for cause” (as defined in clause 10.3), all equity incentive awards will become payable immediately, except that with respect to stock options and stock appreciation rights, all such awards will become vested and exercisable immediately, and with respect to restricted stock, all applicable restrictions on such stock will lapse immediately. For this purpose, GLG’s delivery to the Employee of a Notice of Non-Extension under clause 1.2 will be considered a termination other than for cause. The terms and conditions of each equity incentive award will be set forth in a definitive award agreement to be entered into by the parties hereto reflecting the terms of this clause 4.2.

5.	Expenses.

5.1	GLG shall reimburse the Employee in respect of all reasonable travelling, accommodation, and other similar out-of-pocket expenses wholly, exclusively, and necessarily incurred by the Employee in or about the performance of his duties, provided that any expense claims are supported by relevant documentation and are made in accordance with GLG’s expenses policy from time to time in force.

6.	Pension.

6.1	The Employee shall be entitled to participate in the Group Personal Pension Plan operated by GLG, subject to the terms of its trust deed and rules of the plan from time to time in force. Further details of the Pension Plan are available in the Employee Handbook.

6.2	A contracting out certificate is not currently in force in respect of the employment of the Employee, but the Employee may be able to contract out on an individual basis. Further details are available from the Human Resources Manager.

7.	Private Medical, Long Term Disability, and Life Assurance.

7.1	Subject to the Employee complying with and satisfying any applicable requirements of the relevant insurers and subject to the rules of the relevant scheme, the Employee shall be eligible to benefit during the continuance of his employment from membership of such private medical expenses insurance scheme as GLG may in its absolute discretion offer from time to time. GLG reserves the right to vary or discontinue such medical expenses insurance cover. Further details are set out in the Employee Handbook.

7.2	During the continuance of the employment, subject to the Employee complying with and satisfying any applicable requirements of the relevant insurers and subject to the rules of the relevant scheme, the Employee shall be eligible to participate in any Permanent Health Insurance Scheme that GLG in its absolute discretion may provide from time to time. GLG reserves the right to vary or discontinue such insurance scheme. Further details are set out in the Employee Handbook. For the avoidance of doubt, nothing in this clause shall fetter or effect GLG’s right to terminate the employment in accordance with this Agreement.

7.3	GLG will provide the Employee with life assurance cover according to the terms and conditions of the scheme that GLG chooses to operate from time to time in its sole discretion. GLG reserves the right to vary or discontinue such insurance scheme. Further details are set out in the Employee Handbook.

7.4	GLG will provide the Employee with critical illness cover according to the terms and conditions of the scheme that GLG chooses to operate from time to time in its sole discretion. GLG reserves the right to vary or discontinue such insurance scheme. Further details are set out in the Employee Handbook.

8.	Holiday and Holiday Pay.

8.1	The Employee shall (in addition to the usual public and bank holidays) be entitled during the continuance of his employment to paid holiday in each holiday year of GLG (which runs from January to December). The entitlement to paid holiday increases in accordance with the Employee’s length of service with GLG. Further details are set out in the Employee Handbook. Subject to the provisions of the Working Time Regulations 1998, the Employee shall not be entitled to carry forward or to receive payment in lieu of any holiday entitlement that has not been taken in respect of any holiday year and unused holiday entitlement may not be carried over from one holiday year to the next without the written consent of GLG.

9.	Sick Pay.

9.1	Subject to complying with GLG’s procedures relating to the notification and certification of periods of absence from work, the Employee shall be eligible to continue to be paid his salary under clause 3.1 (inclusive of any statutory sick pay or social security benefits to which the Employee may be entitled) during any periods of absence from work due to sickness, injury, or other incapacity according to the system set out in the Employee Handbook. If the Employee shall be absent from work due to sickness, injury, or other incapacity for a continuous period of 26 weeks, then the Employee shall only receive such benefits (if any) as are available to him under the terms of any Permanent Health Insurance Scheme under clause 7 applicable to the Employee.

10.	Termination of Employment.

10.1	The Employee’s employment may be terminated by the Employee giving not less than twelve weeks of notice in writing to GLG, or by GLG giving to the Employee not less than twelve weeks of notice of termination in writing, unless the Employee is terminated for cause under clause 10.3, in which case no advance notice from GLG is required. The Employee’s employment will automatically be terminated upon his death.

10.2	GLG is not under any obligation to provide the Employee with any work, and GLG may suspend the Employee or place him on a leave of absence without duties, exclude the Employee from all or any premises of GLG, and/or require that the Employee not contact any colleagues or clients, not work on any GLG matters or projects, and not access electronic data in GLG’s offices via home computers, modems, or otherwise:
10.2.1	for any period in connection with any investigation into (a) any alleged misconduct by the Employee or (b) any alleged action or inaction that may constitute cause under clause 10.3; or

10.2.2	for any period not exceeding the applicable notice period after either party has given notice of termination of employment;
provided that throughout such period the Employee’s salary and other contractual benefits (save for any bonus under clause 4) shall continue to be paid or provided by GLG. The Employee acknowledges and agrees that during any period of suspension, all obligations and duties of the Employee contained in this Agreement other than those suspended as set out in this clause 10.2 will continue to have full force and effect.

10.3	The Employee’s employment with GLG may be terminated by GLG “for cause” only if (i) such termination shall have been the result of (A) an act or acts of dishonesty on the part of the Employee constituting a felony and intended to result directly or indirectly in substantial gain or personal enrichment to the Employee at the expense of GLG, or (B) the Employee’s willful and continued failure substantially to perform his duties as a Co-Chief Executive Officer and Managing Director of GLG (other than any such failure resulting from his incapacity due to physical or mental illness), after a demand for substantial performance is delivered to him by the board of directors of GLG’s general partner (the “GP Board”), which demand specifically identifies the manner in which the GP Board believes that the Employee has not substantially performed his duties and he is given a reasonable time after such demand substantially to perform his duties, and (ii) there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the GP Board at a meeting of the GP Board called and held for the purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with his counsel, to be heard before the GP Board), finding that in the good faith opinion of the GP Board the Employee was guilty of conduct set forth above in clause (i)(A) or (i)(B) of this sentence and specifying the particulars thereof in detail. The Employee’s employment shall in no event be considered to have been terminated by GLG for cause if the act or failure to act upon which such termination is based (i) was done or omitted to be done (A) as a result of bad judgment or negligence on the part of the Employee, or (B) without intent of gaining therefrom directly or indirectly a profit to which the Employee was not legally entitled, or (C) as a result of the Employee’s good faith belief that such act or failure to act was not opposed to the interests of GLG, or (ii) is an act or failure to act in respect of which the Employee meets the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the partnership agreement of GLG, the laws of the jurisdiction under which it is formed, the directors’ and officers’ liability insurance of GLG, or any indemnification agreement between the Employee and GLG or GLG Partners, Inc., in each case as in effect at the time of such act or failure to act.

10.4	GLG may, in its absolute discretion, elect to terminate the employment of the Employee at any time with immediate effect by paying the Employee twelve weeks of his salary under clause 3.1 in lieu of notice of termination, payable in a lump sum within thirty days of the employment termination date, less such deductions as GLG may be required to make by law.

10.5	To the extent that any amount payable under this Agreement constitutes an amount payable under a “nonqualified deferred compensation plan” (as defined in Section 409A of the Internal Revenue Code) following a “separation from service” (as defined in Section 409A of the Internal Revenue Code), including any amount payable under this clause 10, then, notwithstanding any other provision in this Agreement to the contrary, such payment will not be made to the Employee until the day after the date that is six months following the Employee’s “separation from service,” but only if the Employee is deemed by GLG Partners, Inc., in accordance with any relevant procedures that it may establish, to be a “specified employee” under Section 409A of the Internal Revenue Code at the time the Employee “separates from service.” This clause 10.5 will not be applicable after the Employee’s death.

10.6	Upon the termination of his employment (for whatever reason and howsoever arising), the Employee shall not at any time thereafter make any untrue or misleading oral or written statement concerning the business and affairs of any GLG Entity.

11.	Confidential Information.

11.1	“Confidential Information” means any information that belongs to any GLG Entity, or any of their clients or suppliers, including, without limitation, Intellectual Property (as defined in clause 12), technical data, market data, trade secrets, research, business plans, product information, projects, services, client lists, client preferences, client transactions, supplier lists, supplier rates, hardware, technology, inventions, developments, processes, formulas, designs, marketing methods and strategies, pricing strategies, sales methods, financial information, transactional information, corporate and tax structures, revenue figures, account information, credit information, financing arrangements, information disclosed to the Employee by any GLG Entity in confidence directly or indirectly, information that the Employee ought reasonably to understand is confidential, and information in respect of which any GLG Entity is bound by an obligation of confidence to a third party, and whether in writing (including via email), orally, or by electronic records, drawings, pictures, or inspection of tangible property.

11.2	The Employee acknowledges that, during the course of his employment with GLG and other GLG Entities, the Employee has had and will continue to have access to Confidential Information. The Employee agrees, both during the Term and following its termination, that he will hold the Confidential Information in the strictest confidence, and that he will not use or attempt to use, or disclose or attempt to disclose, other than in the proper performance of the Employee’s duties, the Confidential Information except for the benefit of the GLG Entities.

11.3	The Employee shall use best endeavors to prevent the unauthorized publication or misuse of any Confidential Information.

11.4	The preceding restrictions do not apply to any Confidential Information that (a) has entered into the public domain other than by a breach of this Agreement or other obligation of confidentiality of which the Employee is aware, or (b) solely to the extent and for the duration required, is required to be disclosed under a validly-issued court order and which disclosures the GLG Entities, following the Employee’s immediate notification to GLG and to GLG Partners, Inc.’s General Counsel of such requirement, are unable legally to prevent.

11.5	The Employee will be required, and hereby agrees, to execute any additional confidentiality agreements with any other GLG Entity in such form as will be required by GLG or such other GLG Entity.

11.6	Following the Term, or at any time during its continuance upon request by GLG, the Employee will promptly deliver to GLG and not keep in his possession, recreate, or deliver to any other person or entity, any and all property that belongs to any GLG Entity, or that belongs to any other third party and is in the Employee’s possession as a result of his employment with GLG or any other GLG Entity, including, without limitation, any Confidential Information, computer hardware and software, palm pilots, pagers, cell phones, blackberries, PDAs, other electronic equipment, records, data, client lists and information, notes, reports, correspondence, financial information, corporate information, account information, files, and other documents and information, including any and all copies of the foregoing.

12.	Intellectual Property.

12.1	“Intellectual Property” means any rights in or to intellectual property including without limitation, patents, trade marks, service marks, design rights, copyrights, utility models, inventions, drawings, rights in computer programs (including both object code and source code), and whether registered or unregistered, applications for registration of any of the foregoing and the right to apply for them in any part of the world, and rights of like nature arising or subsisting anywhere in the world in relation to all of the foregoing.

12.2	The Employee agrees that all Intellectual Property that the Employee creates or discovers during the course of or as a result of his employment with GLG and other GLG Entities, and that relates to or is capable of being used in the business of any GLG Entity, shall vest automatically in and belong exclusively to GLG or its nominee, and the Employee shall not have any rights or licenses in such Intellectual Property except as explicitly granted in writing to him by GLG.

12.3	If, at any time in the course of the Employee’s employment with any GLG Entity, the Employee makes or discovers or participates in the making or discovery of any Intellectual Property relating to or capable of being used in the business of any GLG Entity, then the Employee shall immediately disclose full details of such Intellectual Property to GLG and to GLG Partners, Inc.’s General Counsel, and, at the expense of GLG, the Employee shall do all things necessary or desirable for obtaining appropriate forms of protection for the Intellectual Property in such parts of the world as may be specified by GLG and for vesting all rights in the same in GLG or its nominee.

12.4	The Employee hereby irrevocably appoints GLG or its nominee to be the Employee’s agent to sign any instrument, or to execute or do any act, on the Employee’s behalf in order to give GLG or its nominee the full benefit of this clause 12, and in favor of any third party, a certificate in writing signed by a Managing Director of GLG that any instrument or act falls within the authority of GLG conferred by this clause 12 shall be conclusive evidence that such is the case.

12.5	The Employee hereby waives all of the Employee’s moral rights (as such term is defined in the Copyright Designs and Patents Act 1988) in respect of any acts of any GLG Entity, or any party acting on its authority, in relation to any Intellectual Property that is the property of or licensed to GLG, its nominee, or any GLG Entity by virtue of this clause 12.

12.6	The Employee agrees that he has disclosed to GLG in writing, prior to his execution of this Agreement, all Intellectual Property that was made or discovered by the Employee prior to execution of this Agreement, or that belong to the Employee either solely or jointly with others (each such item referred to as a “Prior Invention” and collectively as “Prior Inventions”). Other than as so disclosed, the Employee agrees and acknowledges that there are no Prior Inventions. If, in the course of the Employee’s employment with GLG or any other GLG Entity, the Employee incorporates a Prior Invention into any product, software, business material, process, service, or machine of any GLG entity, then the GLG Entities are hereby granted a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, and otherwise distribute such Prior Invention as part of or in connection with such product, software, business material, process, service, or machine.

12.7	The Employee shall keep and maintain adequate and up to date written records of all Intellectual Property made or discovered by the Employee (either solely or jointly with others) during his employment with GLG. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, or any similar format appropriate to the relevant Intellectual Property and/or required from time to time by GLG. The records will be available to and remain the sole property of GLG at all times, and the Employee shall not perform any action with such records (other than to maintain them in an up to date state) without the express permission of GLG, such permission to be at the sole discretion of GLG.

12.8	All rights and obligations of the Employee under this clause 12 shall continue in full force and effect after the termination of his employment and shall be binding upon the Employee’s heirs, assigns, and personal representatives.

13.	Disciplinary and Grievance Procedures.

13.1	GLG has a non-contractual Grievance Procedure and a Disciplinary Procedure set out in the Employee Handbook.

14.	Further Obligations of the Employee.

14.1	The Employee shall, during his employment and (where appropriate) after its termination, comply (and, if applicable, shall procure that his spouse or partner and minor children shall comply) with all applicable rules of law, regulations, and codes of conduct of any GLG Entity then in effect from time to time in relation to dealings in shares, debentures, or other securities, and the Employee shall, in relation to any dealings in securities of overseas companies, comply with all laws of any foreign state affecting dealings in the securities of such companies.

14.2	The Employee represents that his employment with GLG does not violate any prior agreement with a former employer or third party. Should the Employee breach such representation, the Employee agrees to indemnify the GLG Entities on demand for any and all damages (including, without limitation, legal fees) that any GLG Entity incurs as a result of the Employee’s breach of such representation.

15.	Data Protection.

15.1	The Employee hereby agrees that GLG may from time to time hold personal data in respect of the Employee that it may use for business purposes and in the discharge of its legal obligations in relation to the Employee. Such data would include (but not be limited to) salary, discretionary bonus, other compensation details, taxation and payroll information, appraisals, business travel information, and career planning and training information together with information necessary for global communication (addresses, telephone details, e-mail addresses). GLG may also process “Sensitive Personal Data” (as defined in the Data Protection Act 1998), for example, health and medical information utilized in connection with the Employee’s employment and data in respect of racial or ethnic origins. Such data may also be retained after the termination of the Employee’s employment for such purposes as maintaining historic staff records and the provision of references and information to regulatory bodies. The Employee acknowledges that his employment is conditional upon the Employee consenting to the processing of such data for the purposes described above.

16.	Restrictive Covenants.

16.1	For the purpose of this clause 16, the following expressions shall have the following respective meanings:
16.1.1	“Business” means the management, investment management, and investment advisory businesses, and the business of structuring, establishing, marketing, distributing, and managing investment funds, as carried on by any GLG Entity on the Employee’s employment termination date.

16.1.2	“Intermediary” means (a) any person who, at any time during the two years immediately preceding the Employee’s employment termination date, promoted, marketed, advised, or arranged for investors in the services and/or products (including investment funds) of any GLG Entity, (b) any person who, during such two-year period, was a partner, member, employee, or agent of, or consultant to, such Intermediary, or (c) any person who, during such two-year period, was a partner, member, employee, or agent of a client or prospective client of any GLG Entity and who was working in the capacity of an Intermediary, and in all cases, with which Intermediary the Employee had direct dealings on behalf of any GLG Entity in connection with such Intermediary’s promoting, marketing, advising, or arranging for investors in the services and/or products (including investment funds) of any GLG Entity.

16.1.3	“Key Individual” means any person who, at the Employee’s employment termination date, is employed or engaged (including, without limitation, as a partner or member) by any GLG Entity (a) with whom the Employee has had material contact during the course of his employment with GLG, and (b) either (i) is employed or engaged in marketing services and/or products (including investment funds), in managing fund assets, as an analyst, or in a senior management position, or (ii) is in the possession of Confidential Information, or (iii) is directly managed by or reports to the Employee; and in the event that any person is found to have been solicited by the Employee prior to the Employee’s employment termination date and such person would have been a Key Individual on the Employee’s employment termination date but for the actions of the Employee, then such person will also be considered to be a Key Individual.

16.1.4	“Prospective Intermediary” means any person (a) with whom or which any GLG Entity entered into negotiations or discussions, or (b) on whom or which any GLG Entity expended a material amount of money, in either case during the period of six months immediately preceding the Employee’s employment termination date and to the knowledge of the Employee prior to his employment termination date, and in either case, (i) with a view toward securing introductions to others for the purpose of providing services or doing business with such other persons, (ii) with whom or which person the Employee had direct dealings on behalf of any GLG Entity, and (iii) which person does not affirmatively indicate to the GLG Entities, prior to the Employee’s employment termination date, that he, she, or it does not wish to become an Intermediary of the GLG Entities.

16.1.5	“Restricted Area” means England, Scotland, Wales, Northern Ireland, and any other country in which the Employee has undertaken his duties for the GLG Entities, in any capacity, to a material extent at any time during the period of twelve months immediately preceding the Employee’s employment termination date.

16.1.6	“Restriction Period” means the period of the Employee’s employment with GLG, plus (a) the period of twelve months for purposes of clauses 16.3, 16.4.1, 16.4.3, 16.4.6, and 16.4.8, (b) the period of six months for purposes of clauses 16.4.2 and 16.4.4, and (c) the period of eighteen months for purposes of clauses 16.4.5, 16.4.7, and 16.4.9, with the time periods in clauses (a), (b), and (c) calculated from the Employee’s employment termination date.
16.2	The Employee acknowledges that, during the course of his employment with GLG and other GLG Entities, he has had and will continue to have (a) access to Confidential Information, and/or (b) influence over or connection with existing and prospective clients, Intermediaries, Prospective Intermediaries, employees, and other service providers of the GLG Entities, and accordingly, having had the opportunity to take legal advice or voluntarily having waived such opportunity, is willing to enter into the covenants described in this clause 16 in order to provide the GLG Entities with reasonable protection for those interests.

16.3	The Employee hereby covenants with GLG that he will not, for the Restriction Period, without the prior written consent of GLG in its sole and absolute discretion, either alone or jointly with or on behalf of any person, directly or indirectly, carry on or set up, or be employed or engaged by or in, or otherwise assist or be interested in, in any capacity (except as a shareholder or other equity owner of not more than three percent (3%) of the shares of any company whose shares are publicly traded on any recognized stock exchange), a business that is carried on in competition with the Business anywhere within the Restricted Area.

16.4	The Employee hereby covenants with GLG that he will not, for the Restriction Period, without the prior written consent of GLG in its sole and absolute discretion, either alone or jointly with or on behalf of any person, directly or indirectly:
16.4.1	in connection with the carrying on of any business that is in competition with the Business, have business dealings with, provide services to, or otherwise accept the custom of any person who or which has at any time during the period of twelve months immediately preceding the Employee’s employment termination date done business or dealt with, or received services from, any GLG Entity as a client, and with whom or which the Employee shall have had dealings during the course of his employment with GLG or any other GLG Entity, other than clients that were clients of the Employee prior to the time he first provided services to any of the GLG Entities;

16.4.2	in connection with the carrying on of any business that is in competition with the Business, have business dealings with, provide services to, or otherwise accept the custom of any person who or which is a prospective client of any GLG Entity, by providing any service to, dealing with, or doing business with such prospective client that is the same or substantially similar to services and/or products (including investment funds) that had been or are being marketed to such prospective client by any GLG Entity on the Employee’s employment termination date or during the period of six months immediately preceding such employment termination date, and of which marketing the Employee is aware prior to his employment termination date, provided that, prior to the Employee’s employment termination date, such prospective client has not affirmatively indicated that he, she, or it does not wish to become a client of the GLG Entities;

16.4.3	in connection with the carrying on of any business that is in competition with the Business, have business dealings with any Intermediary for the purpose of securing or seeking to secure from such Intermediary the opportunity to provide to his, her, or its clients or prospective clients any services and/or products (including investment funds) that are the same or substantially similar to those provided by any GLG Entity, or to place the business of any such client or prospective client with another business that is in competition with the Business;

16.4.4	in connection with the carrying on of any business that is in competition with the Business, have business dealings with any Prospective Intermediary for the purpose of securing or seeking to secure from such Prospective Intermediary the opportunity to provide to his, her, or its clients or prospective clients any services and/or products (including investment funds) that are the same or substantially similar to those provided by any GLG Entity, or to place the business of any such client or prospective client with another business that is in competition with the Business;

16.4.5	in connection with the carrying on of any business that is in competition with the Business, canvass, solicit, or approach, or cause to be canvassed, solicited, or approached, for orders or instructions in respect of any services and/or products (including investment funds) of a type offered or provided by any GLG Entity, any person who or which at the Employee’s employment termination date or at any time during the period of twelve months prior to that date is a client of any GLG Entity, and with whom or which the Employee shall have had dealings during the course of his employment with GLG or any other GLG Entity, other than clients that were clients of the Employee prior to the time he first provided services to any of the GLG Entities;

16.4.6	in connection with the carrying on of any business that is in competition with the Business, canvass, solicit, or approach, or cause to be canvassed, solicited, or approached, for orders or instructions in respect of any services and/or products (including investment funds) of a type offered or provided by any GLG Entity, any person who or which is a prospective client of any GLG Entity, to whom or which such services had been or are being marketed on the Employee’s employment termination date or during the period of six months immediately preceding such employment termination date, and of which marketing the Employee is aware prior to his employment termination date, provided that, prior to the Employee’s employment termination date, such prospective client has not affirmatively indicated that he, she, or it does not wish to become a client of the GLG Entities;

16.4.7	in connection with the carrying on of any business that is in competition with the Business, canvass, solicit, or approach, or cause to be canvassed, solicited, or approached, any Intermediary for the purpose of securing or seeking to secure from such Intermediary the opportunity to provide to his, her, or its clients or prospective clients any services and/or products (including investment funds) that are the same or substantially similar to those provided by any GLG Entity, or to place the business of any such client or prospective client with another business that is in competition with the Business;

16.4.8	in connection with the carrying on of any business that is in competition with the Business, canvass, solicit, or approach, or cause to be canvassed, solicited, or approached, any Prospective Intermediary for the purpose of securing or seeking to secure from such Prospective Intermediary the opportunity to provide to his, her, or its clients or prospective clients any services and/or products (including investment funds) that are the same or substantially similar to those provided by any GLG Entity, or to place the business of any such client or prospective client with another business that is in competition with the Business; or

16.4.9	in connection with the carrying on of any business that is in competition with the Business, solicit or endeavor to solicit for employment or for the provision of service, or entice away or endeavor to entice away from employment or other service relationship with the GLG Entities, any Key Individual who, on the Employee’s employment termination date, is employed or engaged by any GLG Entity, or who was so employed or engaged at any time during the six months immediately preceding the Employee’s employment termination date.
16.5	The Employee hereby agrees that he will, at the cost of GLG, enter into a direct agreement or undertaking with any GLG Entity whereby he will accept restrictions and provisions corresponding to the restrictions and provisions in this clause 16 in relation to such activities and such area and for such a period not exceeding the Restriction Period as such GLG Entity may reasonably require for the protection of its legitimate business interests.

16.6	The covenants contained in this clause 16 are intended to be separate and severable and enforceable as such.

16.7	The covenants contained in this clause 16 have been agreed by the parties hereto to be reasonable. The business of the GLG Entities is highly competitive, the terms of this clause 16 are material to the parties’ willingness to enter into this Agreement, and the terms and conditions of this clause 16 are not more restrictive than is necessary to protect the legitimate interests of the GLG Entities.

16.8	In connection with the Transaction, the Employee has entered or will enter into separate restrictive covenants apart from the covenants contained in this clause 16. Those separate covenants are given in connection with the sale of the GLG business, whereas the covenants in this clause 16 are given in connection with the Employee’s employment with GLG. Each set of covenants will be separately enforceable, and no provision in either set of covenants will be deemed to supersede or invalidate any provision in the other set of covenants. Each set of covenants will be enforceable pursuant to its own terms.

17.	Miscellaneous.

17.1	There are no collective agreements that directly (or indirectly) affect the terms and conditions of employment of the Employee.

17.2	This Agreement, together with those parts of the Employee Handbook stated therein to be part of this Agreement and all documents referred to therein, constitute the entire agreement and understanding between GLG and the Employee regarding his employment with GLG and supersede any other agreements, whether oral or written, regarding such employment, including, without limitation, the Employee’s prior employment agreement with GLG entered into as of September 13, 2005. This Agreement may only be modified or amended by a further agreement in writing signed by both parties, provided that the Employee agrees that the Employee Handbook and the information contained therein may be amended by GLG upon notice to the Employee. Notwithstanding the foregoing, no agreement entered into in connection with the Transaction, including the restrictive covenants referenced in clause 16.8, will be superseded by this Agreement, provided that all provisions in this Agreement and any other Transaction-related agreement will be given effect to the extent those provisions are not inconsistent.

17.3	The parties hereto acknowledge that the Employee is a party to separate employment agreements with GLG Partners, Inc. and GLG Partners Services LP. In the event of a conflict between this Agreement and the separate employment agreement with GLG Partners, Inc., the terms of that separate agreement will control. In the event of a conflict between this Agreement and the separate employment agreement with GLG Partners Services LP, the terms of this Agreement will control.

17.4	This Agreement is governed by and shall be construed in accordance with the laws of England, and the parties submit to the exclusive jurisdiction of the English Courts with respect to claims related to this Agreement.

17.5	This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts when taken together shall constitute one and the same original.

17.6	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

17.7	GLG shall be entitled, without notice to the Employee, at any time during his employment with GLG and upon the termination of such employment, to set off and/or make deductions from the Employee’s compensation or from any other sums due to the Employee from any GLG Entity in respect of any overpayment of any kind made to the Employee or in respect of any outstanding debt or other sum due from the Employee.

17.8	Any waiver by GLG of any provision, or any breach of any provision, of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision herein.

GLG Partners LP
by: GLG Partners Limited, General Partner

by:	/s/ Noam Gottesman	Date: November 2, 2007

Name: Noam Gottesman
Title: Managing Director

Employee

/s/ Emmanuel Roman		Date: November 2, 2007

Emmanuel Roman